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                       VENTURE LENDING & LEASING III, INC.

                   Unanimous Written Consent of the Directors

       The undersigned, constituting all of the members of the Board of Directors of Venture Lending & Leasing III, Inc., a Maryland corporation (the "Fund"), in accordance with Section 2-408(c) of the Corporations and Associations Article of the Annotated Code of Maryland, do hereby take the actions below set forth:

              RESOLVED, that Article VII, Section 1 of the Bylaws of the Fund be and hereby is revised to state:

              "Fiscal Year. The fiscal year of the Corporation shall, unless otherwise ordered by the Board of Directors, be twelve calendar months ending on the 31st day of December"

              This consent shall be filed with the minutes of meetings of the Board of Directors and shall be treated for all purposes as a vote taken at a meeting.


/s/ Ronald W. Swenson                                  Date: 04/06/2000
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Ronald W. Swenson

/s/ Salvador O. Gutierrez                              Date: 04/06/2000
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Salvador O. Gutierrez